Exhibit 32.2

Certifications of Principal Executive Officer and Principal Financial Officer

Pursuant to 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of Powder River Coal Corp. (the “Company”) on Form 10-Q for the period ending June 30, 2012 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Andrew D. Grant, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Principal Financial Officer of the Company, certify, to my knowledge that:

(i)  the accompanying Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Act”); and

(ii)  the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

POWDER RIVER COAL CORP.

/s/:  Andrew D. Grant

ANDREW D. GRANT,

Chief Executive Officer

Chief Financial Officer

August 14, 2012